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                                                                    AMENDMENT #1
PROSPECTUS DATED AUGUST 22, 1997                     PRICING SUPPLEMENT NO. 1 TO
PROSPECTUS SUPPLEMENT                       REGISTRATION STATEMENT NO. 333-34149
DATED SEPTEMBER 3, 1997                                       SEPTEMBER 17, 1997
                                                                  RULE 424(b)(3)

AMENDMENT # 1 REFLECTS AMENDED CUSIP # FOR THE ISSUE.



                     DONALDSON, LUFKIN & JENRETTE, INC.
                             MEDIUM-TERM NOTES
                 Due Nine Months or More from Date of Issue


The Medium-Term Notes, as further described below and in the Prospectus Supplement under Description Notes, will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

Principal Amount:             $150,000,000                     Conversion Date:              N / A

Purchase Price:               99.015%                          Interest Rate:                N / A

Issue Price:                  99.640%

Settlement Date
(Original Issue Date):        September 22, 1997               Day Count:                    N / A

Specified Currency:           US Dollars                       Interest Payment Dates:       N / A

Authorized Denomination:      $1,000                           First Payment:                N / A

Maturity Date:                October 1, 2007                  Optional Repayment Date:      Non-Call / Life

Interest Rate:                6.90%                            Initial Redemption Date:      N / A

Day Count:                    30/360                           Initial Redemption
                                                               Percentage:                   N / A

Interest Payment Dates:       Semi-annually                    Annual Redemption
                              April 1, October 1               Percentage Reduction:         N / A

First Payment:                April 1, 1998                    Book Entry Note or
                                                               Certificated Note:            B / E

Optional Conversion:          N / A                            Total Amount of OID:          $1,477,500

Notice Date:                  N / A                            NEW CUSIP:                    25766CAH7



Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                     DONALDSON, LUFKIN & JENRETTE
                        Securities Corporation